Exhibit (a)(5)(A)

FOR:	EMPIRE RESOURCES, INC.

COMPANY	David Kronfeld
CONTACT:	(917) 408-1940; dkronfeld@empireresources.com

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES TO COMMENCE TENDER OFFER

TO REPURCHASE UP TO 1,000,000 SHARES OF ITS OUTSTANDING COMMON STOCK

FORT LEE, N.J. – June 4, 2012 – Empire Resources, Inc. (OTCQX: ERSO) (the “Company”) today announced the commencement of a tender offer to purchase up to 1,000,000 shares, or about 11%, of its outstanding common stock at a price of $3.00 per share. The offer to purchase shares, which is not conditioned upon any minimum number of shares being tendered, commenced today and will expire at 12:00 midnight, New York City time, on June 29, 2012 unless extended or withdrawn.

The Company has retained Knight Capital Americas, L.P. as the dealer manager and D.F. King & Co., Inc. as the information agent for the tender offer.

Copies of the Offer to Purchase and Letter of Transmittal are being mailed to holders of Empire Resources, Inc. shares. Additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained at the Company’s expense by contacting the information agent, D.F. King & Co., Inc. at (800) 488-8035.

Questions regarding the tender offer should be directed to D.F. King & Co., Inc. at (800) 488-8035.

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Brazil, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world. For additional information about Empire Resources, Inc., please visit http://www.empireresources.com.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's publicly available statements and periodic reports.